EXHIBIT 23









                Independent Auditors' Consent


The Board of Directors
United Mobile Homes, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-13053) and Form S-3D (File No. 333-37532) of United Mobile Homes, Inc. of our report dated March 5, 2004, relating to the consolidated balance sheets of United Mobile Homes, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K of United Mobile Homes, Inc.



                         /s/ KPMG LLP
                             KPMG LLP


Short Hills, New Jersey
March 9, 2004